Exhibit 99.1

Semler Reports Fourth Quarter and Yearly 2017 Financial Results

First Quarterly Profit Achieved

San Jose, Cal. – February 28, 2018 – Semler Scientific, Inc. (OTCQB: SMLR), an emerging growth company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers, today reported financial results for the fourth quarter and year ended December 31, 2017.

“Revenue growth continues to outpace increases in expenses,” said Doug Murphy-Chutorian, M.D., chief executive officer of Semler. “We are pleased that in the fourth quarter of 2017 we achieved our first profitable quarter in the company’s history,” he continued.

FINANCIAL RESULTS

For the three months ended December 31, 2017, compared to the corresponding period of 2016, Semler had:

•	Revenues of $4,213,000, an increase of $1,897,000, compared to $2,316,000
•	Cost of revenues of $698,000, an increase of $173,000, compared to $525,000
•	Total operating expenses, which includes cost of revenues, of $3,837,000, an increase of $1,418,000, compared to $2,419,000
•	Net profit of $254,000, or $0.05 per share, an increase of $474,000, compared to a net loss of $220,000, or $0.04 per share

For the year ended December 31, 2017, compared to 2016, Semler had:

•	Revenues of $12,452,000, an increase of $5,018,000, compared to $7,434,000
•	Cost of revenues of $2,553,000, an increase of $680,000, compared to $1,873,000
•	Total operating expenses, which includes cost of revenues, of $13,305,000, an increase of $3,712,000, compared to $9,593,000
•	Net loss of $1,510,000, or $0.28 per share, a decrease of $1,044,000, compared to a net loss of $2,554,000, or $0.50 per share

For the three months ended December 31, 2017, compared to three months ended September 30, 2017, Semler had:

•	Revenues of $4,213,000, an increase of $606,000, compared to $3,607,000
•	Cost of revenues of $698,000, a decrease of $26,000, compared to $724,000
•	Total operating expenses, which includes cost of revenues, of $3,837,000, an increase of $306,000, compared to $3,531,000
•	Net profit of $254,000, or $0.05 per share, an increase of $295,000, compared to a net loss of $41,000, or $0.01 per share
•	Cash of $1,457,000, an increase of $879,000, compared to $578,000

We recorded $251,000 of fixed asset impairment in the fourth quarter of 2017 for old WellChec™ equipment, which negatively affected both operating expenses and net income. Such impairment charge was equal to approximately $0.05 per share (basic), or $0.04 per share (diluted).

FOURTH QUARTER 2017 HIGHLIGHTS

The major accomplishments of the fourth quarter were to:

1.	Continue shipping new and expanded orders for QuantaFlo™, our vascular testing product, which resulted in quarterly revenue growth of 17% compared to the third quarter of 2017;

2.	Continue making additional investments in research and development, technical and clinical services to support an even larger and growing installed base of business; and

3.	Improve our cash position due to cash generated from operating activities and warrant exercises.

We expect revenues to continue to grow due to an increasing number of QuantaFlo™ installations resulting from new orders, higher average pricing as compared to its predecessor product and the recurring revenue business model that we employ. We expect to see continued annual revenue growth and continued profitability in 2018. We believe expenses will continue to increase as the business expands. However, it is our intent to continue to grow revenues at a faster rate than expenses and to remain profitable.

“It is gratifying that medical providers are incorporating our product into their standard of care and following the guidelines of the American Heart Association, American College of Cardiology and the American Diabetes Association as to peripheral artery disease,” said Dr. Murphy-Chutorian. “The intention of these recommendations is to identify patients at risk for heart attack, stroke and amputation, which in turn leads to the initiation of better preventive medical care,” he concluded.

Notice of Conference Call

Semler will host a conference call at 11 a.m. ET, February 28, 2018. The call will address fourth quarter and year-end results and will provide a business update on Semler’s market outlook and strategies for the near-term future.

The conference call may be accessed by dialing 877-359-9508 for domestic callers and 224-357-2393 for international callers. Please specify to the operator that you would like to join the "Semler Fourth Quarter and Year-end 2017 Financial Results Call, conference ID#: 6778765." The conference call will be archived on Semler's website at www.semlerscientific.com.

Semler Scientific, Inc.

Condensed Statements of Operations

(In thousands of U.S. Dollars, except for share and per share data)

	For the three months ended December 31		For the year ended
	(Unaudited)		December 31
	2017	2016	2017	2016

Revenues	$4,213	$2,316	$12,452	$7,434

Operating expenses:
Cost of revenues	698	525	2,553	1,873
Engineering and product development	486	232	1,831	866
Sales and marketing	1,575	875	5,078	3,827
General and administrative	1,078	787	3,843	3,027

Total operating expenses	3,837	2,419	13,305	9,593

Income (loss) from operations	376	(103)	(853)	(2,159)

Interest expense	(42)	(43)	(231)	(124)
Interest expense – related parties	(75)	(73)	(233)	(267)
Loss on extinguishment of loans	-	-	(179)	-
Other expense	(5)	(1)	(14)	(4)
Other expense	(122)	(117)	(657)	(395)

Net income (loss)	$254	$(220)	$(1,510)	$(2,554)

Net income (loss) per share:
Basic	$0.05	$(0.04)	$(0.28)	$(0.50)
Diluted	$0.04	$(0.04)	$(0.28)	$(0.50)
Weighted average number of shares used in computing earnings (loss) per share:
Basic	5,581,727	5,123,568	5,405,388	5,123,568
Diluted	6,652,861	5,123,568	5,405,388	5,123,568

Semler Scientific, Inc.

Condensed Balance Sheets

(In thousands of U.S. Dollars)

	At December 31,
	2017	2016

Cash	$1,457	$622
Other current assets	1,426	970
Noncurrent assets	1,355	1,480
Total assets	$4,238	$3,072

Current liabilities	5,140	3,229
Noncurrent liabilities	1,681	2,762
Stockholders’ deficit	(2,583)	(2,919)

Total liabilities and stockholders' deficit	$4,238	$3,072

About Semler Scientific, Inc.:

Semler Scientific, Inc. is an emerging growth company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers. Semler Scientific’s mission is to develop, manufacture and market innovative proprietary products and services that assist its customers in evaluating and treating chronic diseases. Semler Scientific’s first patented and U.S. Food and Drug Administration, or FDA, cleared product, introduced commercially in 2011, measured arterial blood flow in the extremities to aid in the diagnosis of peripheral arterial disease. In March 2015, Semler Scientific received FDA 510(k) clearance for the next generation version of this product named QuantaFlo™, which was commercially launched in August 2015 to more comprehensively evaluate our customers’ patients for risk of heart attacks and strokes. Semler Scientific believes it is positioned to provide valuable information to its insurance company and physician customers, which in turn permit them to better guide patient care. Additional information about Semler can be found at semlerscientific.com.

Forward-Looking Statements

This press release contains “forward-looking” statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words “may,” “will,” “expect,” “anticipate,” “estimate,” “project,” “would,” “could” or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include statements regarding continued revenue growth from our QuantaFlo™ business and the reasons therefor, continued annual revenue growth and continued profitability, as well as increased expenses, as well as the expected results of identifying patients at risk for heart attack, stroke and amputation.. Such forward-looking statements are subject to a number of risks and uncertainties that could cause Semler Scientific’s actual results to differ materially from those discussed here, such as whether or not insurance plans and other customers will continue to lease its cardiovascular testing products, along with those statements detailed in Semler Scientific’s SEC filings, and involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date of this release and Semler Scientific assumes no obligation to update or revise these statements unless otherwise required by law.

CONTACT:

Susan A. Noonan

S.A. Noonan Communications

susan@sanoonan.com

212 966 3650

SOURCE: Semler Scientific, Inc.

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